Exhibit 99.4

Amendment (this “Amendment”), dated as of March 12, 2012 (the “Amendment Effective Date”), by Constellation Energy Group, Inc., a Maryland corporation (together with its successors and assigns, the “Corporation”), to the Replacement Capital Covenant, dated June 27, 2008 (the “Replacement Capital Covenant”), entered into by the Corporation in favor of and for the benefit of each Covered Debtholder (as defined in the Replacement Capital Covenant).

Recitals

A. On June 27, 2008, the Corporation entered into the Replacement Capital Covenant in connection with the issuance of $450,000,000 aggregate principal amount of its Series A Junior Subordinated Debentures.

B. Pursuant to Section 4(b) of the Replacement Capital Covenant, the Corporation may amend the Replacement Capital Covenant without the consent of the Holders of the then-effective Covered Debt if such amendment is not adverse to the Holders of the then-effective Covered Debt and an officer of the Corporation delivers to such Holders a written certificate to that effect.

C. The intent and effect of this Amendment is to recognize, for purposes of calculating qualified replacement capital under the Replacement Capital Covenant, the proceeds from the issuance of any and all securities specified in Section 2 of the Replacement Capital Covenant after the Amendment Effective Date, without regard to the date of such issuance.

NOW, THEREFORE, the Corporation hereby amends each Replacement Capital Covenant as set forth in this Amendment.

SECTION 1. Definitions. (a) Capitalized terms used herein (including in the Recitals) and not otherwise amended or defined herein shall have the meanings set forth in the Replacement Capital Covenants.

(b) The definition of the term “Measurement Period” as set forth in Schedule I to the Replacement Capital Covenant is hereby deleted in its entirety and replaced in its entirety with the following definition:

“‘Measurement Date’ means March 12, 2012.”

SECTION 2. Amendment of Section 2 of the Replacement Capital Covenant. Section 2 of the Replacement Capital Covenant is hereby amended by replacing the words “within the applicable Measurement Period (without double counting proceeds received in any prior Measurement Period)” in subsection (a) thereof with the words “on or after the Measurement Date (without counting any received proceeds more than once for the purpose of the limitations set forth in this Section 2).”

SECTION 3. Miscellaneous. (a) Except as expressly amended hereby, all of the provisions of the Replacement Capital Covenants continue in full force and effect.

(b) This Amendment shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Replacement Capital Covenant to be executed by a duly authorized officer as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Christopher J. Budzynski
Name: Christopher J. Budzynski
Title: Assistant Treasurer